Exhibit 99.1

FOR IMMEDIATE RELEASE: Friday, July 30, 2010	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY DIVIDEND

MINNEAPOLIS, July 30, 2010-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the quarterly common stock cash dividend by 4 percent for the second time this year.  The Board also increased the dividend in February 2010.

The Board declared a regular cash dividend of 12.5 cents per share, payable September 10th to shareholders of record as of August 20th.  As of June 30th, there were approximately 76,400,000 shares outstanding.

The current declaration is the 220th consecutive quarterly cash dividend paid by Donaldson over a time span of 55 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment.  We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence.  Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI.  Additional information is available at www.donaldson.com.

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